Exhibit 5.1
355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com
FIRM / AFFILIATE OFFICES
Abu Dhabi	Moscow
Barcelona	Munich
Beijing	New Jersey
Boston	New York
Brussels	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

December 26, 2012

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503

Re:	Registration Statement on Form S-8 of Motorcar Parts of America, Inc.;
750,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Motorcar Parts of America, Inc., a New York corporation (the “Company”), in connection with the registration of an aggregate of 750,000 shares (the “Shares”) of common stock, $0.01 par value per share, issuable pursuant to the Motorcar Parts of America, Inc. 2010 Incentive Award Plan, dated December 10, 2010 (the “Plan”).  The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 26, 2012 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the Business Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the New York Business Corporation Law.

December 26, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP